SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2008

ESMARK INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33851	20-8626148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 234-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Changes in Control of Registrant.

As previously announced, on June 25, 2008, Esmark Incorporated (the “Company”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with OAO Severstal, a Russian joint stock company (“Severstal”) pursuant to which, among other things, Severstal, through an affiliate (“Purchaser”), would acquire all of the outstanding shares (the “Shares”) of common stock, par value $0.01 per share of the Company at a price of $19.25, net to the seller in cash (the “Offer Price”), and that after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement Purchaser would be merged with and into the Company. The Merger Agreement was joined by Severstal Wheeling Acquisition Corp., an indirect wholly-owned subsidiary of Severstal as Purchaser pursuant to a Joinder to Agreement and Plan of Merger dated as of July 11, 2008. Pursuant to the Merger Agreement, Severstal amended its previously commenced $17.00 cash tender offer of May 30, 2008 to reflect the execution and terms of the Merger Agreement, including the increase in the Offer Price to $19.25 per share (the “Offer”).

The Offer, as extended, expired at 10:00 a.m. (New York City time) on August 4, 2008. Severstal announced that, as of that date, approximately 38,767,487 million Shares (approximately 94.17% of the Company’s outstanding Shares) were validly tendered and not withdrawn pursuant to the Offer (including Shares tendered by notice of guaranteed delivery), and that Purchaser had accepted such Shares for payment.

Following the acceptance for payment by Purchaser of Shares pursuant to the Offer, on August 4, 2008 (the “Effective Time”), the acquisition of the Company by Severstal was completed by means of a “short-form” merger of the Purchaser with and into the Company, with the Company as the surviving corporation continuing its corporate existence under the name “Severstal Wheeling” and a wholly owned subsidiary of Severstal, in accordance with applicable provisions of Delaware law that authorize the completion of such a Merger without a vote of the Company’s stockholders.

In the Merger, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Severstal, Purchaser, or any subsidiary of Severstal or Purchaser), was cancelled and converted into the right to receive the Offer Price, without interest and less any applicable withholding taxes, subject to the rights of holders thereof to seek appraisal of the “fair value” of their Shares by following the procedures required by Section 262 of the Delaware General Corporation Law. The amount of consideration and source of funds used by the Purchaser to acquire the Company’s outstanding Shares is described in Item 7 of the Severstal Schedule TO and related Offer to Purchase, as amended, which description is incorporated herein by reference.

Item 8.01.	Other Events.

On August 5, 2008, Esmark issued a press release relating to the change in control of the Company. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated August 5, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ESMARK INCORPORATED

By:	/s/ Ronald J. Nock
Ronald J. Nock Chief Executive Officer

Dated: August 5, 2008